As filed with the Securities and Exchange Commission on May 12, 2006
                          Registration No. 333-130056

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Amendment No. 3

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         Velocity Asset Management, Inc.
                 (Name of small business issuer in its charter)


           Delaware                        6153                  65-0008442
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)


                       48 S. Franklin Turnpike, 3rd Floor
                                Ramsey, NJ 07446
                                 (201) 760-6306
          (Address and telephone number of principal executive offices)


                                John C. Kleinert
                      President and Chief Executive Officer
                       48 S. Franklin Turnpike, 3rd Floor
                            Ramsey, New Jersey 07446
                                 (201) 760-6306
            (Name, address and telephone number of agent for service)


                                   Copies to:

        Steven A. Saide, Esq.                  Bradley A. Haneberg, Esq.
        Brian Daughney, Esq.                     Kaufman & Canoles
        Sarah E. Williams, Esq.                  Three James Center
    Ellenoff Grossman & Schole LLP         1051 East Cary Street, 12th Floor
   370 Lexington Avenue, 19th Floor           Richmond, Virginia 23219
       New York, New York 10017                     (804) 771-5700
           (212) 370-1300                        Fax: (804) 771-5777
        Fax: (212) 370-7889


Approximate date of proposed sale to the public: As soon as practicable, after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                  CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
             Title of each class                  Amount to be         Proposed maximum        Proposed maximum      Amount of
                of securities                      registered               offering          aggregate offering   registration
              to be registered                                               price                price (1)             fee
----------------------------------------------------------------------------------------------------------------------------------
Preferred stock, par value $0.001 per share       1,150,000(2)              $10.00               $11,500,000         $1,250.00
----------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.001 per share,            (2)(3)                   (4)                    (5)                (6)
underlying preferred stock
----------------------------------------------------------------------------------------------------------------------------------
Underwriter Warrants                                100,000(4)              $0.001                      $100             $0.00
----------------------------------------------------------------------------------------------------------------------------------
Preferred stock, par value $0.001,                  100,000                 $12.00                 1,200,000           $141.24
underlying underwriter's warrants
----------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.001 per share,              (5)                    (5)
underlying preferred stock underlying                                                                (3)                (3)
underwriter's warrants.
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                            $12,800,000         $1,371.74 (7)
----------------------------------------------------------------------------------------------------------------------------------

        ------------

          (1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.
          (2) Includes shares of preferred stock that the underwriters have an option to purchase solely to cover over-allotments.
          (3) There are being registered hereunder also an indeterminate number of shares of common stock issuable upon conversion of the preferred stock. Initially, 4,600,000 shares of common stock are issuable upon conversion of the preferred stock. Each share of preferred stock is convertible into approximately four shares of common stock (based on an initial conversion price of $2.50), subject to adjustments under certain circumstances. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization, or similar event or adjustment in the number of shares issuable as provided in certificate of designations of the preferred stock.
          (4) The shares of common stock issuable upon conversion of the preferred stock will be issued for no additional consideration, and therefore no registration fee is required pursuant to Rule 457(i).
          (5) In connection with the sale of the preferred stock, we are granting to the underwriter warrants to purchase up to 100,000 shares of preferred stock at a per share price equal to 120% of the public offering price per share.
          (6) Represents shares of common stock underlying warrants to purchase preferred stock which may be issued to the underwriter.
          (7)  $1,371.74 previously paid.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

Note to Filing:

This Amendment No. 3 has been filed solely to include as part of this Registration Statement Exhibit 5.1, Opinion of Counsel and Exhibit 3.1(3), the final Certificate of Designation for our Series A Convertible Preferred Stock.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

         Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasonably believed their conduct or action was in, or not opposed to, the best interest of our company.

         Our bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance.

Item 25.  Other Expenses of Issuance and Distribution.

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All such expenses will be paid by us. The amounts listed below are estimates subject to future contingencies.

      Securities and Exchange Commission Registration Fee.......     $  1,371.74

      NASD Filing Fee...........................................     $  1,620.00

      Printing Expenses*........................................     $ 19,000.00

      Accounting Fees and Expenses*.............................     $ 25,000.00

      Legal Fees and Expenses*..................................     $ 75,000.00

      Blue Sky Fees and Expenses (including legal fees)*........     $ 20,000.00

      Registrar and Transfer Agent Fee..........................     $  3,500.00

      Miscellaneous*............................................     $  4,509.26

      TOTAL.....................................................     $150,000.00

*        Estimated and subject to amendment

Item 26.  Recent Sales of Unregistered Securities.

         In the last three years, we sold the following unregistered securities:

         On January 16, 2003, we issued 150,000 shares of our common stock (before giving effect to the one-for-13 reverse stock split) for $3,000 (or $0.02 per share (before giving effect to the one-for-13 reverse stock split)). $2,000 had been received in 2002 and the remaining $1,000 was received in January 2003.

         On June 10, 2003, we sold 1,200,000 shares of our common stock (before giving effect to the one-for-13 reverse stock split) to two of our officers, 500,000 shares (before giving effect to the one-for-13 reverse stock split) to a corporation wholly-owned by the son of our president, and 1,200,000 shares (before giving effect to the one-for-13 reverse stock split) to two unrelated parties for a total of $7,500 ($0.0025 per share (before giving effect to the one-for-13 reverse stock split)).

         The three stockholders of STB received: (a) an aggregate of 6,129,423 shares of our common stock, (b) the right to receive an aggregate of 1,808,077 additional shares of our common stock upon amendment of our certificate of incorporation to increase the total number of shares of capital stock that we are authorized to issue (completed March 2004), and (c) warrants to purchase during a period of five years an aggregate of 2,437,000 shares of our common stock at an exercise price of $1.04 per share on February 3, 2004 in connection with our acquisition of all of the issued and outstanding common stock of STB.

         In connection with the STB merger, we completed a private placement to an accredited investor of 562,500 shares of our common stock and a warrant exercisable for a period of five years to purchase an aggregate of 562,500 shares of our common stock at an exercise price of $1.04 per share in exchange for an aggregate cash consideration of $500,000.

         On February 5, 2004, we entered into a Business Advisory Agreement with Lomond International, Inc. Pursuant to this agreement we issued Lomond International, Inc. a warrant exercisable for a five year period to purchase an aggregate of 200,000 shares of our common stock at an exercise price of $1.04 per share in exchange for business advisory services.

         In August 2004, effective as of June 30, 2004, we issued an aggregate of 4,084,724 shares of our common stock to three holders of $3,676,252 of our indebtedness, including our Chief Executive Officer, Jack C. Kleinert, in exchange for the cancellation thereof on the basis of one share per $.90 of indebtedness.

         On December 16, 2004, we entered into an Independent Consulting Agreement with The Del Mar Consulting Group, Inc., an unrelated California corporation, pursuant to which Del Mar agreed to provide certain specified public relations services for a period of one year. As compensation for such services, we issued to Del Mar, as a commencement bonus, 100,000 shares of our common stock and a nonqualified stock option to purchase 250,000 shares of our common stock exercisable for five years at a price of $2.50 per share.

         From October 2004 through January 3, 2005, we raised an aggregate of $3,363,529.50 of additional equity capital by the sale of 2,242,353 units of our securities in private placement to 42 accredited investors. Each unit is comprised of one share of our common stock and a warrant to purchase one-fifth of a share of our common stock for $2.50 per share exercisable for a period of five years. The investors paid $1.50 per unit, for aggregate gross proceeds of $3,363,529.50.

         On November 30, 2004, we issued warrants exercisable for a five year period to purchase an aggregate of 178,688 shares of our common stock at an exercise price of $2.50 per share as finders' fees in connection with our private placement. The warrants were issued to the following persons/entities in the amounts indicated:

Name                                               No. of Warrants

Thomas Corcoran                                         31,685
Don Freimark                                             7,500
Freimark Blair & Co.                                     2,854
Lomond International, Inc.                              24,033
Robert A. Kleinert                                      54,000
The Del Mar Consulting Group, Inc.,                     85,000

         On April 15, 2005, we sold three promissory notes in the principal amount of $100,000, $150,000 and $100,000 each to three accredited investors in a private placement. Each of the notes bears interest at the rate of 7% per annum and interest is payable in quarterly installments commencing June 30, 2005. The entire principal of each note is payable on April 15, 2007.

         On each of June 14, 2005 and July 14, 2005, we issued an aggregate of 22,429 additional shares pro rata to the investors in the private placement referred to above for no additional consideration on account of the applicable registration statement not having been declared effective on or before May 31, 2005 as provided in the subscription agreement with each of the investors.

         On September 1, 2005, we entered into an Independent Consulting Agreement with Lomond International, Inc., an unrelated North Carolina corporation, pursuant to which Lomond agreed to provide certain specified business advisory services for a period of one year. As compensation for such services, we sold to the consultant a warrant to purchase 50,000 shares of our common stock with an exercise price of $2.50 per share, and an expiration date of March 31, 2009, for an aggregate purchase price of $2,500.00.

         On October 5, 2005 we sold an unsecured promissory note in the principal amount of $60,000 to Ragan & Ragan, PC, a related entity, in a private placement. The note bears interest at the rate of 7% per annum. The entire principal and accrued interest of the note is payable in one lump sum payment on October 5, 2006 unless the holder thereof gives written notice to us 30 days prior to October 5, 2006 that it elects to extend its note, in which event the entire principal thereof is payable on October 5, 2007.

         On October 5, 2005, our J. Holder subsidiary sold an unsecured promissory note in the principal amount of $70,000 to YouBit, Inc., a related entity owned by Ragan & Ragan, PC, in a private placement. The note bears interest at the rate of 7% per annum. The entire principal and accrued interest of the note is payable in one lump sum payment on October 5, 2006 unless the holder thereof gives written notice to us 30 days prior to October 5, 2006 that it elects to extend its note, in which event the entire principal thereof is payable on October 5, 2007.

         On October 27, 2005, we and our wholly owned subsidiary, J Holder, Inc., entered into a Securities Purchase Agreement with DKR SoundShore Oasis Ltd. ("DKR") relating to a sale of a 10% Secured Convertible Debenture, due April 27, 2007, in the aggregate principal amount of $1.8 million (the "Debenture"), and an associated common stock purchase warrant (the "Warrant") to purchase 200,000 shares of the Company's common stock at an exercise price of $3.10 per share.

         All of the offers and sales referred to above were in private offerings to accredited investors (as such term is defined in Regulation D) in reliance upon the exemption provided by Section 4(2) of the Securities Act and Regulation D promulgated under such act by the Commission. Each of the purchasers was furnished with information about us and had the opportunity to verify such information. Additionally, we obtained a representation from each purchaser of such purchaser's intent to acquire the securities for the purpose of investment only, and not with a view toward the subsequent distribution thereof. The securities bear appropriate legends and we have issued stop transfer instructions to our transfer agent.

Item 27.  Exhibits and Reports on Form 8-K.

         The following exhibits are filed with this registration statement.

         Number         Description
--------------------------------------------------------------------------------
          1.1           Form of Underwriting Agreement (17)

          2.1 Agreement and Plan of Merger dated as of February 3, 2004, by and among Tele-Optics, Inc., TLOP Acquisition Company, L.L.C., STB, Inc., John C. Kleinert, W. Peter Ragan, Sr. and W. Peter Ragan, Jr. (1)

          3.1           Certificate of Incorporation  (2)

         3.1(2)         Amendment to Certificate of Incorporation  (3)

         3.1(3)         Certificate of Designation of Convertible Preferred
                        Stock *

         3.1(4)         By-laws, as currently in effect (2)

          4.2           Underwriter's Warrant  (17)

          4.3 Loan and Security Agreement, dated as of January 27, 2005, by and between Velocity Investments, LLC and Wells Fargo Foothill, Inc. (6)

          4.4 General Continuing Guaranty, dated January 27, 2005, executed by Registrant in favor of Wells Fargo Foothill, Inc. (6)

          4.5 Security and Pledge Agreement, dated as of January 27, 2005, by and between Registrant and Wells Fargo Foothill, Inc. (6)

          4.6 Subordination Agreement, dated as of January 27, 2005, by and between Registrant and Wells Fargo Foothill, Inc. (6)

          4.7           Form of promissory note issued on April 15, 2005  (7)

          4.8           10% Convertible Debenture due April 27, 2005  (15)

          4.9           Common Stock Purchase Warrant  (15)

          4.10          Form of Specimen Certificate of Common Stock  (4)

          4.11          Form of Specimen Certificate of Preferred Stock  (17)

          5.1           Opinion of Ellenoff Grossman & Schole LLP *

          10.1 Business Advisory Agreement, dated as of February 5, 2004, by and between Lomond International, Inc. and Registrant (8)

          10.2 Employment Contract, dated as of September 8, 2004, by and between Registrant and James J. Mastriani (9)

          10.3 Independent Consulting Agreement, dated December 16, 2004, between Registrant and The Del Mar Consulting Group, Inc. (10)

          10.4 Non-qualified Stock Option Agreement, dated December 16, 2004, between Registrant and The Del Mar Consulting Group, Inc. (10)

          10.5 Employment Agreement, dated as of January 1, 2004, between John C. Kleinert and STB, Inc. (n/k/a Velocity Asset Management, Inc.) (11)

          10.6 Addendum, dated September 1, 2004, to Employment Agreement, dated as of January 1, 2004, between John C. Kleinert and Registrant (11)

          10.7 Employment Agreement, dated as of January 1, 2004, between John C. Kleinert and J. Holder, Inc. (11)

          10.8 Addendum, dated September 1, 2004, to Employment Agreement, dated as of January 1, 2004, between John C. Kleinert and J. Holder, Inc. (11)

          10.9 Employment Agreement, dated as of January 1, 2004, between Velocity Investments, LLC and W. Peter Ragan, Jr. (11)

         10.10 Addendum, dated September 1, 2004, to Employment Agreement, dated as of January 1, 2004, between W. Peter Ragan, Jr. and Velocity Investments, LLC (11)

         10.11 Employment Agreement, dated as of January 1, 2004, between VOM, LLC and W. Peter Ragan, Sr. (11)

         10.12 Addendum, dated September 1, 2004, to Employment Agreement, dated as of January 1, 2004, between W. Peter Ragan, Sr. and VOM, LLC (11)

         10.13 Retainer Agreement, dated as of January 1, 2005, between Ragan & Ragan, P.C. and Velocity Investments, LLC (11)

         10.14 Retainer Agreement, dated as of January 1, 2005, between Ragan & Ragan, P.C. and VOM, LLC (11)

         10.15 Retainer Agreement, dated as of January 1, 2005, between Ragan & Ragan, P.C. and J. Holder, Inc. (11)

         10.16          Form of Legal Collection Agreement  (11)

         10.17 Real Estate Joint Venture Agreement dated as of June 2, 2005, executed by J. Holder, Inc. and Groveland Estates, LLC (12)

         10.18 Consulting Agreement dated as of September 1, 2005 with Lomond International, Inc. (14)

         10.19          Securities Purchase Agreement dated October 27,
                        2005 (15)

         10.20          Registration Rights Agreement dated October 27,
                        2005 (15)

         10.21          Security Agreement dated October 27, 2005  (15)

         10.22          Subsidiary Guarantee dated October 27, 2005  (15)

         10.23 Addendum, dated January 1, 2006, to Employment Agreement, dated as of January 1, 2004, between John C. Kleinert and Registrant (16)

         10.24 Addendum, dated January 1, 2006, to Employment Agreement, dated as of January 1, 2004, between W. Peter Ragan, Jr. and Velocity Investments, LLC (16)

         10.25 Addendum, dated January 1, 2006, to Employment Agreement, dated as of January 1, 2004, between W. Peter Ragan, Sr. and VOM, LLC (16)

          21.1          Subsidiaries of the Registrant*

          23.1          Consent of Ellenoff Grossman & Schole LLP (contained in
                        Exhibit 5.1) *

          23.2          Letter of Robert C. Seiwell, Jr. CPA  (13)

          23.3          Consent of Cowan, Gunteski & Co., P.A.*



------------------
*        Filed herewith.
+        To be filed by amendment.
(1) Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 18, 2004.**
(2) Incorporated by reference to Registrant's Registration Statement on Form S-18 (File No. 33.13609A) filed with the Securities and Exchange Commission.**
(3) Incorporated by reference to Registrant's Definitive Information Statement filed with the Securities and Exchange Commission on March 19, 2004.**
(4) Incorporated by reference to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission on April 15, 2005.**
(5) Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2004.**
(6) Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2005.**
(7) Incorporated by reference to Registrant's Current Report on Form 8-K/A filed with the Securities and Exchange Commission on April 19, 2005.**
(8) Incorporated by reference to Schedule 13D filed by Lomond International, Inc. with the Securities and Exchange.**
(9) Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 14, 2004.**
(10) Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2005.**
(11) Filed as part of Amendment No. 1 to the Registration Statement on Form SB-2, File No. 333-122062, filed with the Securities Exchange Commission on March 16, 2005.**
(12) Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 22, 2005.**
(13) Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2004.**
(14) Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 7, 2005.**
(15) Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2005.**
(16) Incorporated by reference to Registrant's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2006.**

(17) Incorporated by reference to Registrant's Amendment No. 1 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on April 18, 2006.**
**     In accordance with Rule 12b-32 under the Securities Exchange Act of 1934, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.


Item 28.  Undertakings.

         The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any additional or changed material information on the plan of distribution;

(2) For the purpose of determining any liability under the Act, treat each such post-effective amendment as a new registration statement of the securities offered therein, and the offering of the securities at that time shall be deemed to be the bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ramsey, State of New Jersey, on the 12th day of May, 2006.

                                       VELOCITY ASSET MANAGEMENT, INC.

                                       By: /s/ JOHN C. KLEINERT
                                           -------------------------------------
                                           John C. Kleinert
                                           Chief Executive Officer and President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Person                               Capacity                                     Date
             ------                               --------                                     ----
/s/ JOHN C. KLEINERT
--------------------------------      Chief Executive Officer, President,
John C. Kleinert                      Chairman of the Board and Director                    May 12, 2006

*
--------------------------------      Vice President, Director                              May 12, 2006
W. Peter Ragan Sr.

*
--------------------------------      Director                                              May 12, 2006
Steven Marcus

*
--------------------------------      Director                                              May 12, 2006
Dr. Michael Kelly


--------------------------------      Director                                              May 12, 2006
David Granatell

*
--------------------------------      Chief Financial Officer, Chief Legal                  May 12, 2006
James J. Mastriani                    Officer, Secretary, Treasurer

* By: /s/ JOHN C. KLEINERT
      --------------------
      Attorney-in-fact

   *The power of attorney authorizing John C. Kleinert to sign this Amendment No. 3 to the Registration statement, on behalf of the above named directors and officers, has previously been filed with the Securities and Exchange Commission as part of the Registration Statement.

                                      S-1